Exhibit 99.1

WEX Inc. Reports Third Quarter 2014 Financial Results

Strong revenue and earnings growth driven by continued execution against key strategic initiatives

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--October 29, 2014--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended September 30, 2014.

Third Quarter Financial Results

Total revenue for the third quarter of 2014 increased 16.0% to $222.1 million from $191.5 million for the third quarter of 2013. Net income to common shareholders on a GAAP basis was $74.4 million, or $1.91 per diluted share, compared with $43.8 million, or $1.12 per diluted share, for the third quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the third quarter of 2014 increased 17% to $60.7 million, or $1.56 per diluted share, from $52.0 million, or $1.33 per diluted share, for the same period a year ago. For comparative purposes, adjusted net income for the prior period reflects the exclusion of stock-based compensation expense to conform to the approach that was adopted earlier this year. See Exhibit 1 for a full reconciliation of adjusted net income.

“We finished the third quarter strong, reporting results that reflect steadfast execution against our strategic objectives to expand, globalize and scale the business. We are seeing growth across the fleet business, both domestically and abroad, with favorable trends in new private label and co-branded agreements, as well as continued traction of our integrated offering with WEX Fleet One. Through our acquisition of ExxonMobil's European commercial fleet card portfolio and our relationship with Shell, we are enhancing our on-the-ground presence, while improving our competitive positioning in Europe and Asia. Additionally, we extended our addressable market in the complex healthcare payments space through the acquisition of Evolution1. As we further diversify the business, both globally and into new verticals, we are positioning WEX for accelerating growth,” said Melissa Smith, WEX’s president and chief executive officer.

Third Quarter 2014 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 8.0 million, an increase of 6% from the third quarter of 2013.
  Total fuel transactions processed, which includes the impact of the divestiture of Pacific Pride on July 31, 2014, increased 2% from the third quarter of 2013 to 98.5 million. Payment processing transactions increased 5% to 80.4 million.
  Average expenditure per payment processing transaction remained relatively flat from the third quarter of 2013 at $85.12.
  Average U.S. retail fuel price decreased 2.4% to $3.61 per gallon from $3.70 per gallon in the third quarter of 2013.
  Total corporate card purchase volume, which includes interchange volume from Evolution1 starting on July 16, 2014, grew 38.6% to $5.5 billion, from $4.0 billion for the third quarter of 2013.

Financial Guidance and Assumptions

“We are very pleased with our continued strong financial performance and are encouraged by the growth that we have seen since third quarter 2013. Looking ahead, we expect to maintain strong momentum as we continue to evaluate investment opportunities that will allow us to enhance our business while focusing on our strategic priorities. As we expand our business both internationally and domestically, we will continue to diversify our portfolio and pursue strong growth,” said Steve Elder, WEX senior vice president and chief financial officer.

  For the fourth quarter of 2014, WEX expects revenue in the range of $206 million to $211 million and adjusted net income in the range of $42 million to $45 million, or $1.07 to $1.14 per diluted share.
  For the full year 2014, the Company expects revenue in the range of $812 million to $817 million and adjusted net income to be in the range of $198 million to $201 million, or $5.08 to $5.15 per diluted share.

Fourth quarter 2014 guidance is based on an assumed average U.S. retail fuel price of $3.16 per gallon, and approximately 39 million shares outstanding. Full-year 2014 guidance is based on an assumed average U.S. retail fuel price of $3.53 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price. WEX is assuming that foreign exchange rates will remain in the range of the current spot rates.

The Company's guidance also assumes that fourth quarter 2014 Fleet Payment Solutions segment's credit loss will range between 10 and 15 basis points, and that credit loss for full year 2014 will range between 10 and 12 basis points.

Our guidance includes an income statement impact of $10 to $13 million after tax of expenses related to our planned acquisition of ExxonMobil's European commercial fuel card program.

The Company's guidance does not reflect the impact of any future stock repurchases that may occur in 2014. Also, while we will continue to hedge foreign exchange rate risk, the impact potential foreign exchange rate fluctuations may have on results are excluded from our guidance. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles as well as the related tax impacts. For details regarding the items excluded from adjusted net income, see Exhibit 1.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three months and nine months ended September 30, 2014 and 2013.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the third quarter of 2014, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market gain of $16.2 million on these instruments.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended September 30, 2014. This table is presented as Exhibit 2. The Company is also providing selected segment revenue information for the three months and nine months ended September 30, 2014 and 2013 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, October 29, 2014, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 19332189. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 8 million cardholders and offering exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, rapid! PayCard, Evolution1, WEX Australia, WEX New Zealand and WEX Europe, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,800 associates. For more information about WEX, please visit www.wexinc.com.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for future growth opportunities, acquisitions and market expansion; and confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payments and transaction processing activity; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the Company's failure to consummate a previously announced transaction, including the acquisition of ExxonMobil's European commercial fuel card program; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liabilities, or loss of relationships with customers or merchants; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank and the Company as the corporate parent or other subsidiaries or affiliates; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding notes on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2013, filed on Form 10-K with the Securities and Exchange Commission on February 27, 2014. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues
Fleet payment solutions	$144,497	$136,874	$425,760	$393,953
Other payment solutions	77,637	54,651	180,023	141,227
Total revenues	222,134	191,525	605,783	535,180
Expenses
Salary and other personnel	55,392	41,469	142,720	122,193
Service fees	34,024	29,352	88,160	79,765
Provision for credit losses	7,261	5,015	23,154	13,686
Technology leasing and support	8,006	6,799	22,184	18,712
Occupancy and equipment	5,362	3,822	13,489	11,818
Depreciation, amortization and impairment	19,600	14,160	49,794	43,268
Operating interest expense	1,860	976	4,747	3,205
Cost of hardware and equipment sold	1,830	1,055	5,033	3,266
Other	13,438	10,984	39,275	33,763
Gain on sale of subsidiary	(27,169)	—	(27,169)	—
Total operating expenses	119,604	113,632	361,387	329,676
Operating income	102,530	77,893	244,396	205,504
Financing interest expense	(9,840)	(7,369)	(24,472)	(22,077)
Net (loss) gain on foreign currency transactions	(7,560)	2,968	(5,289)	1,708
Net realized and unrealized gain (loss) on fuel price derivatives	14,773	(3,640)	9,057	(2,781)
(Increase) decrease in amount due under tax receivable agreement	(1,356)	150	(1,356)	150
Income before income taxes	98,547	70,002	222,336	182,504
Income taxes	24,697	26,224	69,557	68,097
Net income	73,850	43,778	152,779	114,407
Less: Net loss attributable to non-controlling interests	(593)	(60)	(1,539)	(333)
Net earnings attributable to WEX Inc.	$74,443	$43,838	$154,318	$114,740

Net earnings attributable to WEX Inc. per share:
Basic	$1.92	$1.12	$3.97	$2.95
Diluted	$1.91	$1.12	$3.96	$2.93
Weighted average common shares outstanding:
Basic	38,867	38,978	38,896	38,934
Diluted	38,961	39,081	39,004	39,102

WEX INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)
(unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$576,706	$361,486
Accounts receivable (less reserve for credit losses of $13,446 in 2014 and $10,396 in 2013)	2,033,974	1,712,061
Available-for-sale securities	18,740	15,963
Fuel price derivatives, at fair value	6,782	—
Property, equipment and capitalized software (net of accumulated depreciation of $165,784 in 2014 and $145,400 in 2013)	96,057	72,275
Deferred income taxes, net	3,776	88,965
Goodwill	1,095,233	819,892
Other intangible assets, net	471,860	206,744
Acquisition deposit	77,224	—
Other assets	199,210	154,892
Total assets	$4,579,562	$3,432,278
Liabilities and Stockholders’ Equity
Accounts payable	$658,443	$512,878
Accrued expenses	119,804	92,335
Income taxes payable	9,386	16,066
Deposits	1,468,734	1,088,930
Revolving line-of-credit facilities and term loan	683,825	285,000
Deferred income taxes, net	24,607	13,528
Notes outstanding	400,000	400,000
Other debt	54,662	7,278
Amounts due under tax receivable agreement	72,012	77,785
Fuel price derivatives, at fair value	—	7,358
Other liabilities	14,337	9,094
Total liabilities	3,505,810	2,510,252
Commitments and contingencies
Redeemable non-controlling interest	17,983	18,729
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 42,995 shares issued in 2014 and 42,901 in 2013; 38,870 shares outstanding in 2014 and 38,987 in 2013	430	429
Additional paid-in capital	177,305	168,891
Non-controlling interest	19,271	519
Retained earnings	1,033,837	879,519
Accumulated other comprehensive income	(24,743)	(15,495)
Less treasury stock at cost; 4,218 shares in 2014 and 4,007 shares in 2013	(150,331)	(130,566)
Total stockholders’ equity	1,055,769	903,297
Total liabilities and stockholders’ equity	$4,579,562	$3,432,278

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
(unaudited)

	Nine months ended September 30,
	2014	2013
Cash flows from operating activities
Net income	$152,779	$114,407
Adjustments to reconcile net income to net cash used for operating activities:
Fair value change of fuel price derivatives	(14,140)	(1,234)
Stock-based compensation	10,089	6,882
Depreciation, amortization and impairment	51,658	45,021
Gain on divestiture	(27,169)	—
Deferred taxes	25,190	23,207
Provision for credit losses	23,154	13,686
Loss on disposal of property, equipment and capitalized software	1,138	637
Net changes in operating assets and liabilities, net of effects of acquisition	(225,338)	(227,894)
Net cash used for operating activities	(2,639)	(25,288)
Cash flows from investing activities
Purchases of property, equipment and capitalized software	(39,403)	(30,122)
Purchases of available-for-sale securities	(2,740)	(1,704)
Maturities of available-for-sale securities	279	1,065
Acquisitions and investments, net of cash	(591,791)	—
Proceeds from sale of subsidiary	46,890	—
Net cash used for investing activities	(586,765)	(30,761)
Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	1,432	6,509
Repurchase of share-based awards to satisfy tax withholdings	(3,342)	(10,917)
Proceeds from stock option exercises	235	1,671
Net change in deposits	379,812	267,859
Net change in borrowed federal funds	—	(48,400)
Other debt	47,798	(3,003)
Loan origination fee	(3,309)	(12,023)
Borrowings on notes outstanding	—	400,000
Net activity on 2011 revolving line-of-credit	—	(438,500)
Net activity on 2014 revolving credit facility	190,700	—
Net activity on 2011 term loan	—	(182,500)
Net activity on 2013 term loan	(14,375)	288,750
Borrowings on 2014 term loan	222,500	—
Purchase of shares of treasury stock	(19,765)	(17,911)
Net cash provided by financing activities	801,686	251,535
Effect of exchange rate changes on cash and cash equivalents	2,938	(1,977)
Net change in cash and cash equivalents	215,220	193,509
Cash and cash equivalents, beginning of period	361,486	197,662
Cash and cash equivalents, end of period	$576,706	$391,171
Supplemental cash flow information
Interest paid	$31,757	$20,291
Income taxes paid	$49,504	$33,013
Significant non-cash transactions
Increase in UNIK estimated earn out	$—	$198

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Earnings (in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Adjusted net income attributable to WEX Inc.	$60,717	$52,011	$156,378	$134,164
Unrealized gain (loss) on fuel price derivatives	16,213	(2,733)	14,140	1,234
Amortization of acquired intangible assets	(11,798)	(8,051)	(28,415)	(24,564)
Stock-based compensation	(4,549)	(2,494)	(10,089)	(6,882)
Deferred loan costs associated with the extinguishment of debt	—	—	—	(1,004)
Acquisition related expenses	(5,559)	—	(6,059)	—
Non-cash adjustments related to tax receivable agreement	(1,356)	150	(1,356)	150
Gain on divestiture	27,169	—	27,169	—
Other adjustments related to Fleet One acquisition	—	658	—	658
ANI adjustments attributable to non-controlling interests	505	313	1,013	971
Tax impact	(6,899)	3,984	1,537	10,013
Net earnings attributable to WEX Inc.	$74,443	$43,838	$154,318	$114,740

Beginning this year, adjusted net income attributable to WEX Inc. excludes the expense of stock-based compensation and certain acquisition related expenses. For comparative purposes, adjusted net income attributable to WEX Inc. for the prior period has been adjusted to reflect the exclusion of stock-based compensation and differs from the figures previously reported due to this adjustment. No acquisition related expenses were incurred during the nine months of 2013. The Company believes these adjustments make this non-GAAP measurement more comparable to its peers. In addition, in light of the recent sale of Pacific Pride Services LLC, the Company clarifies that the gain or loss associated with a divestiture will not be included in adjusted net income attributable to WEX Inc., which it believes is consistent with its practice of excluding other non-recurring items associated with strategic transactions.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes other specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts.
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  The amortization of purchased intangibles, deferred loan costs associated with the extinguishment of debt, acquisition related expenses, non-cash adjustments related to our tax receivable agreement and adjustments attributable to non-controlling interest have no significant impact on the ongoing operations of the business.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  The gain or loss from a divestiture is considered unrelated to the continuing operations of the Company because it is not indicative of the impact of the divestiture on the ongoing operations of the business.
  We consider certain acquisition-related costs, such as investment banking fees, financing fees and warranty and indemnity insurance, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. We believe that excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

Exhibit 2 Selected Non-Financial Metrics
	Q3 2014	Q2 2014	Q1 2014	Q4 2013	Q3 2013
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	80,379	78,390	73,327	72,962	76,578
Gallons per payment processing transaction	23.1	23.2	23.2	23.2	22.7
Payment processing gallons of fuel (000s)	1,859,894	1,816,204	1,703,887	1,691,884	1,737,069
Average US fuel price (US$ / gallon)	$3.61	3.76	3.64	3.54	3.70
Average Australian fuel price (US$ / gallon)	$5.22	5.44	5.34	5.30	5.30
Payment processing $ of fuel (000s)	$6,842,202	6,933,978	6,301,668	6,112,394	6,542,052
Net payment processing rate	1.37%	1.36%	1.36%	1.40%	1.40%
Fleet payment processing revenue (000s)	$93,462	94,550	85,702	85,402	91,273
Other Payment Solutions – Payment Processing Revenue:(1)
Payment solutions purchase volume (000s)	$5,477,610	4,339,339	3,670,609	3,287,160	3,953,513
Net interchange rate	0.85%	0.86%	0.81%	0.96%	0.95%
Payment solutions processing revenue (000s)	$46,604	37,460	29,683	31,536	37,349

(1)Excludes payment processing revenue from rapid! Paycard and UNIK. As of July 16, 2014, includes interchange volume and associated revenue for Evolution1.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information (in thousands) (unaudited)
Fleet Payment Solutions
(in thousands)	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
	2014	2013	Amount	Percent	2014	2013	Amount	Percent
Revenues
Payment processing revenue	$93,462	$91,273	$2,189	2%	$273,714	$262,889	$10,825	4%
Transaction processing revenue	4,212	5,044	(832)	(16)%	14,352	14,551	(199)	(1)%
Account servicing revenue	20,676	19,069	1,607	8%	60,143	56,247	3,896	7%
Finance fees	18,921	15,688	3,233	21%	53,902	42,669	11,233	26%
Other	7,226	5,800	1,426	25%	23,649	17,597	6,052	34%
Total revenues	$144,497	$136,874	$7,623	6%	$425,760	$393,953	$31,807	8%

Other Payment Solutions
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
(in thousands)	2014	2013	Amount	Percent	2014	2013	Amount	Percent
Revenues
Payment processing revenue	$48,078	$39,314	$8,764	22%	$120,127	$99,941	$20,186	20%
Transaction processing revenue	1,743	1,000	743	74%	5,090	3,763	1,327	35%
Account servicing revenue	12,845	3,092	9,753	315%	19,614	8,383	11,231	134%
Finance fees	1,247	1,618	(371)	(23)%	4,041	4,777	(736)	(15)%
Other	13,724	9,627	4,097	43%	31,151	24,363	6,788	28%
Total revenues	$77,637	$54,651	$22,986	42%	$180,023	$141,227	$38,796	27%

CONTACT:
WEX Inc.
News media contact:
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com